UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2017 (April 20, 2017)

SELECT ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38066	81-4561945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1820 North I-35, P.O. Box 1715

Gainesville, Texas 76241

(Address of Principal Executive Offices)

(940) 668-0259

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                   Entry into a Material Definitive Agreement.

Underwriting Agreement

On April 20, 2017, Select Energy Services, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, FBR Capital Markets & Co. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the offer and sale of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”). The Underwriting Agreement provides for the offer and sale (the “Offering”) of 8,700,000 shares of Class A Common Stock at a price to the public of $14.00 per share ($13.125 per share net of underwriting discounts and commissions). Pursuant to the Underwriting Agreement, the Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 1,305,000 additional shares of Class A Common Stock (the “Option Shares”) if the Underwriters sell more than an aggregate of 8,700,000 shares of Class A Common Stock. The material terms of the Offering are described in the prospectus, dated April 20, 2017 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 24, 2017, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-216404), initially filed by the Company on March 2, 2017.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering closed on April 26, 2017, and the Company received proceeds from the Offering of approximately $111.4 million (net of underwriting discounts, commissions and estimated offering expenses payable by the Company). As described in the Prospectus, the Company intends to contribute all of the net proceeds it received from this Offering to SES Holdings, LLC (“SES Holdings”) in exchange for limited liability company units in SES Holdings. SES Holdings intends to use the net proceeds in the following manner: (i) $34 million will be used to repay borrowings incurred under our credit facility to fund the cash portion of the purchase price of a recent acquisition in the Permian Basin; (ii) $7.8 million will be used for the cash settlement of outstanding phantom units at SES Holdings; and (iii) approximately $70 million will be used for 2017 budgeted capital expenditures (including approximately $5 million related to the expansion of our Bakken pipeline systems).

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Relationships

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters and their respective affiliates have in the past, and may in the future, perform investment banking, commercial banking, advisory and other services for the Company and its affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses.

Item 7.01      Regulation FD Disclosure.

On April 20, 2017, the Company announced it had priced its Offering of 8,700,000 shares of Class A Common Stock. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
1.1

Underwriting Agreement, dated as of April 20, 2017, by and among Select Energy Services, Inc. and Credit Suisse Securities (USA) LLC, FBR Capital Markets & Co. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

99.1	Press Release dated April 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2017

SELECT ENERGY SERVICES, INC.

By:	/s/ Gary Gillette
Gary Gillette
Chief Financial Officer and Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
1.1

Underwriting Agreement, dated as of April 20, 2017, by and among Select Energy Services, Inc. and Credit Suisse Securities (USA) LLC, FBR Capital Markets & Co. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

99.1	Press Release dated April 20, 2017.